Exhibit 10.2

Form of Restricted Stock Award Letter

[DATE]

[NAME]

[ADDRESS]

Re:  [                   ] Restricted Stock Award

Dear [NAME]:

Pursuant to the 2006 Stock Compensation Plan for Non-Employee Directors (the “Plan”), as adopted on April 25, 2006, you were awarded [            ] shares of restricted Kraft Foods Inc. Class A Common Stock on [                     , 200    ]. This letter provides you with information about your award.

Pursuant to the terms of the Plan, the number of shares awarded to you was calculated by dividing $[            ] by $[          ] per share, which is the mean of the high and low trading prices of Kraft Foods Inc. Class A Common Stock on [               , 200    ].

The shares of restricted Class A Common Stock awarded to you are subject to forfeiture in the event that you cease serving as a director of Kraft Foods Inc. prior to [                      , 200    ], other than by reason of death or disability. These restricted shares are not transferable prior to the end of the restriction period, unless required by law.

The restricted shares will be held in a book-entry account in your name at the Company’s transfer agent until [              , 200       ]. During this restricted period, you will have the rights to vote the shares and to receive any cash dividends payable with respect to the shares, as paid, less applicable withholding taxes (if any).

If you have any questions regarding this award, please contact me at [PHONE NUMBER].

Very truly yours,